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                                                                 Exhibit No. 5.1




October 12, 2001


Carpenter Technology Corporation
1047 N. Park Road
Wyomissing, PA  19610

Re:   Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Carpenter Technology Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement"), with the Securities and Exchange Commission for the purpose of registering the issuance of up to an aggregate principal amount of $100,000,000 of the Company's 7 5/8% Notes Due 2011 (the "Exchange Notes") under the Securities Act of 1933, as amended (the "Securities Act"). The Exchange Notes are to be issued in exchange for an equal aggregate principal amount of the Company's outstanding 7 5/8% Notes Due 2011 (the "Existing Notes") pursuant to the Exchange and Registration Rights Agreement among the Company, J. P. Morgan Securities, Inc. and Credit Suisse First Boston Corporation, which is filed as
Exhibit 4.9 to the Registration Statement. The Exchange Notes are to be issued pursuant to the terms of the Indenture by and among the Company and U. S. Bank Trust National Association (formerly known as First Trust of New York National Association) (the "Trustee"), which is incorporated by reference as Exhibit 4.5 to the Registration Statement.

We have participated in the preparation of the Registration Statement and have reviewed the Indenture, and we have examined such corporate records and documents, statements of officers of the Company and matters of law as we have considered appropriate to enable us to render this opinion.

Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes have been duly authorized by the Company and, when (a) the Registration Statement has been declared effective, (b) the Exchange Notes have been duly executed by the Company and (c) the Exchange Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered in exchange for the Existing Notes in accordance with the terms set forth in the prospectus which is included in the Registration Statement, will constitute valid and legally binding obligations of the Company, as issuer, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws affecting creditors' rights generally or debtors' obligations generally, general

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principles of equity (whether considered in a proceeding in equity or at law)
and an implied covenant of good faith and fair dealing.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus contained therein, under the caption "Legal Matters."

Very truly yours,

/s/ Dechert